SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                (Amendment No. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 RAZORFISH, INC.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    755236106
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |X|  Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No. 755236106                 13G/A                      Page 2 of 7 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Omnicom Group Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER
                NUMBER
                                             None.
               OF SHARES             -------------------------------------------
                                         6   SHARED VOTING POWER
             BENEFICIALLY
                                             11,916,666
               OWNED BY              -------------------------------------------
                                         7   SOLE DISPOSITIVE POWER
                 EACH
                                             None.
               REPORTING             -------------------------------------------
                                         8   SHARED DISPOSITIVE POWER
              PERSON WITH
                                             11,916,666
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,916,666
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 755236106                 13G/A                      Page 3 of 7 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Communicade Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Nevada
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER
                NUMBER
                                             None.
               OF SHARES             -------------------------------------------
                                         6   SHARED VOTING POWER
             BENEFICIALLY
                                             11,916,666
               OWNED BY              -------------------------------------------
                                         7   SOLE DISPOSITIVE POWER
                 EACH
                                             None.
               REPORTING             -------------------------------------------
                                         8   SHARED DISPOSITIVE POWER
              PERSON WITH
                                             11,916,666
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,916,666
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 755236106                 13G/A                      Page 4 of 7 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Communicade Investment Company of Nevada, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Nevada
--------------------------------------------------------------------------------
                                         5   SOLE VOTING POWER
                NUMBER
                                             None.
               OF SHARES             -------------------------------------------
                                         6   SHARED VOTING POWER
             BENEFICIALLY
                                             11,916,666
               OWNED BY              -------------------------------------------
                                         7   SOLE DISPOSITIVE POWER
                 EACH
                                             None.
               REPORTING             -------------------------------------------
                                         8   SHARED DISPOSITIVE POWER
              PERSON WITH
                                             11,916,666
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,916,666
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

            Razorfish, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            107 Grand Street, 3rd Floor
            New York, New York 10013

Item 2(a)   Name of Persons Filing:

            Omnicom Group Inc. ("Omnicom")
            Communicade Inc. ("Communicade")
            Communicade Investment Company of Nevada, Inc. ("CICN")

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            Omnicom Group Inc.
            437 Madison Avenue
            New York, New York 10022

            Communicade Inc.
            8681 West Sahara Ave., Suite 820
            Las Vegas, NV  89117

            Communicade Investment Company of Nevada, Inc.
            6100 Neil Road, Suite 500
            Reno, Nevada  89511

Item 2(c)   Citizenship:

            Omnicom:  New York
            Communicade: Nevada
            CICN:  Nevada

Item 2(d)   Title of Class of Securities:

            Class A Common Stock,  $.01 par value

Item 2(e)   CUSIP Number:

            755236106

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable

Item 4    Ownership.

                                          Omnicom    Communicade       CICN
                                          -------    -----------       ----
          (a) Amount beneficially       11,916,666   11,916,666     11,916,666
          owned:

          (b) Percent of Class:            12.1%        12.1%         12.1%

          (c) Number of shares as to
          which such person has:

          (i) Sole power to vote or to       0            0             0
          direct the vote

          (ii) Shared power to vote or  11,916,666   11,916,666     11,916,666
          to direct the vote

          (iii) Sole power to                0            0             0
          dispose/direct the
          disposition of

          (iv) Shared power to          11,916,666   11,916,666     11,916,666
          dispose/direct the
          disposition of

Item 5    Ownership of Five Percent or Less of a Class.

          Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable

Item 8    Identification and Classification of Members of the Group.

          Not applicable

Item 9    Notice of Dissolution of Group.

          Not applicable

Item 10   Certifications.

          Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                  OMNICOM GROUP INC.

                                  By:     /s/ BARRY J. WAGNER
                                     ------------------------------------------
                                           Barry J. Wagner
                                           Secretary and General Counsel

                                  COMMUNICADE INC.

                                  By:     /s/ BARRY J. WAGNER
                                     ------------------------------------------
                                           Barry J. Wagner
                                           Secretary

                                  COMMUNICADE INVESTMENT COMPANY OF NEVADA, INC.

                                  By:     /s/ BARRY J. WAGNER
                                     ------------------------------------------
                                           Barry J. Wagner
                                           Secretary